Exhibit 10.1

Employment Agreement

dated 23 January, 2023

by and between

/s/ William Enright

Vaccitech Switzerland GmbH
c/o Walder Wyss AG
Aeschenvorstadt 48
4051 Basel
Switzerland	(the Company)

and
/s/ Nadege Pelletier
Nadege Pelletier	(the Employee)

(The Company and the Employee are also referred to as Party or Parties)

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Table of Contents

1.	Takeover of Employment Agreement / Release and Waiver		4

2.	Condition Precedent		4

3.	Commencement Date		5

4.	Function and Job Title		5

5.	Group Structure		5

6.	Duties and Responsibilities		5

7.	Work for Third Parties		6

8.	Officer Position		6

9.	Conflict of Interests		6

10.	Place of Work and Business Trips		7
	10.1.	Remote Working	7
	10.2.	Standards for Remote Working	7
	10.3.	Equipment and Data Safety regarding Remote Working	8
	10.4.	Remote Working Allowance	9

11.	Compensation		9
	11.1.	Base Salary	9
	11.2.	Bonus	9
	11.3.	Participation Plan	10
	11.4.	Acknowledgements of the Employee	10
	11.5.	No other Compensation	10
	11.6.	Deductions	10

12.	Expenses		11

13.	Probation Period and Termination		11
	13.1.	Probation Period	11
	13.2.	Termination	11

14.	Work Equipment and Obligation to Return Work Equipment		12

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15.	Working Time		12
	15.1.	General	12
	15.2.	Additional Work	12

16.	Vacation		13

17.	Public Holidays and Short Absences		14
	17.1.	Public Holidays	14
	17.2.	Short Absences	14

18.	Incapacity to Work and Insurances		14
	18.1.	Medical Certificate	15
	18.2.	Salary in case of Employee’s Incapacity to Work	15
	18.3.	Occupational and Non-occupational Accidents	15
	18.4.	Health Insurance (Illness)	16
	18.5.	Pension Plan	16

19.	Intellectual Property Rights and Work Results		16

20.	Data Protection		18

21.	Non-Competition and Non-Solicitation		18
	21.1.	Non-Competition during Employment	18
	21.2.	Post-Contractual Non-Competition	18
	21.3.	Post-Contractual Non-Solicitation	19
	21.4.	Penalty	19

22.	Confidentiality		21

23.	Miscellaneous		21

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Employment Agreement

1.Takeover of Employment Agreement / Release and Waiver

The Parties acknowledge that the Company has been incorporated on 18 January 2023. The newly incorporated Company hereby explicitly takes over the former employment agreement concluded between the Company (in formation) and the Employee on 26/28 September 2022 with all its liabilities.

The Employee hereby fully releases and discharges the founders of the Company, in particular William Enright, from any and all claims and/or obligations and acknowledges and agrees that she has no further rights or claims resulting from the employment relationship and/or the employment agreement dated 26/28 September 2022 against them.

2.	Condition Precedent

This employment agreement (the Employment Agreement) and the employment relationship (the Employment) created thereby are conditional on the grant of the necessary work permit, if any, by the competent Swiss authorities on the scheduled Commencement Date (as defined below).

If the necessary work permit is not granted on the scheduled Commencement Date, the start date of the Employment shall, without payment, be postponed to the moment where the Employee receives the respective permit. If the necessary permit is not granted until three months after the scheduled Commencement Date, this Employment Agreement shall, with the exception of the clauses relating to applicable law and confidentiality, be considered ineffective.

Furthermore, the Employee shall be responsible for the existence of a valid work permit for the entire duration of the Employment. If the work permit expires or is revoked during the Employment, the Employee shall immediately inform the Company thereof. The Employee shall compensate the Company for all damages resulting from the non-existence of the permit.

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3.	Commencement Date

The Employment of the Employee starts (unless otherwise agreed by the parties) on 1 February 2023 (the Commencement Date). It shall be concluded for an indefinite period.

4.	Function and Job Title

The Employee shall assume the function as Chief Scientific Officer (CSO) and shall be working 100%. The function and/or the job title may be adjusted by the Company at any time to reflect current circumstances.

The employee shall be supported by an executive coach in adjusting to the CSO role.

5.	Group Structure

The Employee acknowledges that the Company is part of a group of companies ultimately controlled by Vaccitech PLC (each such company including the holding company a Group Company, together the Group). The Employee acknowledges that the Employee will need to work with and/or report to other employees and/or officers of other Group Companies. The Employee acknowledges that this does not create separate employment relationships with other Group Companies.

6.	Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function include all tasks customarily or reasonably incidental to such function and those expressly mentioned in this Employment Agreement / the Job Profile.

The Company may assign to the Employee any other, additional or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.

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The Employee undertakes to use the Employee’s entire working ability to fulfil the Employee’s contractual obligations and to loyally safeguard and foster the business and the interests of the Company. The Employee shall carefully perform all work and tasks assigned to the Employee.

7.	Work for Third Parties

The Employee is not entitled to work for any third party or to engage in any gainful or unpaid employment, whether full-time or part-time, for the duration of the Employment Agreement without the prior written approval of the Company.

The same applies to the holding of public offices as well as any participation in companies of more than 5%.

Membership of the boards of directors of other companies and other institutions that are related to the business purpose of the Company or otherwise affect the interests of the Company or a Group Company also requires the prior consent of the Company.

8.	Officer Position

In fulfilment of the Employee’s duties, the Employee may have to act as officer, director or in any other corporate function within the Company or any Group Company. The Company may decide at its full discretion when such function shall end, and the Employee will retire from such functions and sign the necessary documentation upon first request.

The base salary as defined in Section 11.1 includes any and all remuneration for such functions and positions. In case the law provides for a mandatory remuneration the Company will decide whether such compensation shall be forwarded to the Company or be set off against the base salary as defined in Section 10.1 paid to the Employee by the Company.

9.	Conflict of Interests

The Employee shall avoid any conflict of interest and inform the Company immediately if any potential conflict of interest arises.

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A conflict of interest arises especially in case of a participation in or a personal relationship with suppliers or clients of the Company or in a Group Company.

10.Place of Work and Business Trips

10.1.Remote Working

The Employee is allowed to work mainly from the Employee’s home in Switzerland (but not in any other countries should the Employee change residence). At the request of the Company, the Employee must be present at the Company's business premises.

Nevertheless, the Employee understands and agrees that the Employee may, in the course of the Employment and where reasonably requested by the Company, be required to travel to and work in other places and countries in order to perform the Employee’s obligations and duties under the Employment Agreement.

10.2.Standards for Remote Working

The Employee confirms that the Employee has sufficient office space in the Employee’s residential home which is suitable for the performance of the Employee’s tasks. The Employee’s office at home must meet the applicable Swiss standards and legal requirements of work safety and accident prevention. The suitability of the Employee’s office at home may be verified by the Company.

The furnishing of the residential place of work with office furniture falls strictly to the Employee. ln the process, it must be ensured that the office furniture complies with the requirements of occupational ergonomics and work safety.

The Employee undertakes under no circumstances to give the impression that the Company has a branch in the Employee’s place of residence. Accordingly, the Employee may not, for example, mark the name of the Company on the Employee’s letterbox or affix a Company sign at the Employee’s place of residence.

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10.3.Equipment and Data Safety regarding Remote Working

The Employee is obliged to have the necessary technical connection devices available in the Employee’s office at home.

The necessary technical work equipment for the Employee’s office at home shall be provided by the Company free of charge and remain the property of the Company. The work equipment provided shall be included in an inventory sheet. With the Employee’s signature on the inventory sheet, the Employee confirms to have received the work equipment as specified therein. The work equipment must be handled with care by the Employee.

The work equipment provided to the Employee may be used solely for business purposes. It must neither be made accessible nor be left to third parties. The Employee is responsible for ensuring that the loaned work equipment is protected against unauthorized access by third parties. Passwords and access paths to the data network of the Company must not be disclosed to third parties. The Company may restrict the use of the communication devices provided to the Employee by means of appropriate technical measures and may verify usage on the basis of the monthly fees.

At the Employee’s office at home, the Employee is required to pay particular attention to the protection of data and information with respect to third parties. The Employee undertakes to observe and apply the statutory provisions and the Company's internal regulations on data protection and data security. ln particular, the Employee must ensure that third parties cannot gain access to confidential information and passwords.

The Employee agrees to store and safeguard all work equipment and documents provided in such a way that any access by third parties, including in particular persons living in the common household with the Employee, is excluded.

Confidential documents must be kept locked up.

Any work equipment and documents no longer required shall be returned and/or destroyed safely by the Employee. Such return and/or destruction and disposal shall occur at the place of business of the Company.

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10.4.Remote Working Allowance

The Employee shall receive a flat allowance of CHF 300 per month to cover all costs of the office at home (rent, electricity, phone, internet, use of furniture, work equipment not provided, etc.) (Remote Working Allowance). During vacation and/or during any release from work (garden leave), the Employee shall not be entitled to any Remote Working Allowance.

11.Compensation

11.1.Base Salary

The Employee shall receive an annual base salary of CHF 375’000 gross (the Base Salary), payable in twelve monthly instalments of CHF 31’250 gross each at the end of the month to a bank or postal account to be specified by the Employee.

11.2.Bonus

The Employee may be eligible to receive a discretionary bonus of up to 40% of the Employee’s Base Salary according to Section 11.1. The bonus might be determined according to a bonus programme of the Company, which the Company shall determine at its discretion. If no bonus programme is issued, any bonus shall be determined at the discretion of the Company.

The Company may set targets for the bonus, according to which the amount of the bonus is determined. However, the Company is free to deviate at its own discretion upwards or downwards from the targets set in its final determination of the bonus. If no targets are set, any bonus shall be determined at the discretion of the Company.

In the event of termination of the Employment, the Employee has no entitlement to a bonus, not even on a pro rata basis.

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11.3.Participation Plan

The Employee may be given the opportunity by the Company or a Group Company to participate in the growth of the Company or a Group Company pursuant to a participation plan such as, for instance, an employee stock option plan, and as amended from time to time (the Participation Plan). It is in the full discretion of the Company or the Group Company issuing such Participation Plan to issue and/or to unilaterally amend such Participation Plan at any time.

The Employee expressly acknowledges that the Employee does not have any right or claim under the Participation Plan against the Company, but only against the Group Company issuing the Participation Plan. The Employee also confirms that any participation in the Participation Plan does not constitute an employment relationship with the issuing Group Company.

11.4.Acknowledgements of the Employee

The Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary, including, but not limited to any bonuses, participations, or gratuities of the Company or any Group Company (the Additional Payments) are not part of the salary legally or contractually owed by the Company and are made at full discretion of the Company or the Group Company granting such bonus, participation or gratuity. Any Additional Payments shall not create any obligation of the Company or any Group Company to make such Additional Payments in the future and shall not create any right or claim of the Employee to such Additional Payments in the future even if paid over consecutive years and without express reservation.

11.5.No other Compensation

The Employee acknowledges and agrees that the Employee shall not be entitled to receive any other compensation or benefit of any nature from the Company except as expressly provided for in this Employment Agreement.

11.6.Deductions

From any and all compensation – if provided by law or by regulations – any portions of the Employee’s social security contributions (AHV (old-age and

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survivors’ insurance)/IV (disability insurance)/EO (income compensation), ALV (unemployment insurance), UV (accidence insurance), daily sickness benefits insurance, if any, premiums to pension schemes and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Employee.

12.Expenses

The Employee shall be entitled to reimbursement by the Company of out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement. The provisions in Section 9.4 shall be reserved. However, the reimbursement is subject to (i) the submission of relevant vouchers and receipts indicating the amount and purpose of the expenses, and (ii) the compliance with the reimbursement policies of the Company issued and unilaterally amended from time to time.

13.Probation Period and Termination

13.1.Probation Period

The first three months of the Employment are deemed to be the probation period. During the probation period, either Party may terminate the Employment at any time with a notice period of seven days to the end of any calendar day.

13.2.Termination

After expiration of the probation period, the Employment may be terminated by either Party with a notice period of 6 (six) months.

Upon observance of the notice period, termination shall be effective as of the end of a calendar day and not the end of a calendar month.

The Employment is being terminated automatically at the end of the month in which the Employee reaches the retirement age according to the Federal Law on Old-age and Survivors’ Insurance (AHVG). In case of a permanent disability

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to work the same applies. In case of a partial permanent disability the Employment ends to the same extent as the Employee is declared disabled.

14.Work Equipment and Obligation to Return Work Equipment

The Company shall provide the Employee with the necessary work equipment such as laptops, mobile phones, monitors, keyboards, mouse, etc.. The work equipment shall remain the property of the Company and the Company shall have the right to replace and/or reclaim the work equipment at any time.

At the Company’s first request, but no later than upon termination of this Employment Agreement for any reason, the Employee shall return to the Company everything the Employee produced in the course of the Employee’s work for the Company, everything which was given to the Employee throughout the course of this Employment and everything which otherwise fell into the Employee’s possession. The obligation to return work equipment includes in particular but is not limited to keys, mobile phones, laptops, badges as well as data carriers and records of any kind, including any copies. Any possible retention right of the Employee is explicitly waived.

15.Working Time

15.1.General

The weekly working time depends on the needs to perform the position successfully but is at least 42 hours per week on an average basis (100% position).

The working hour details are set forth in the working time regulations, as implemented and/or amended by the Company from time to time (the Working Time Regulations).

15.2.Additional Work

The Employee shall work overtime, if this is necessary to fulfil the Employee’s duties under this Employment Agreement. Considering the Employee’s independent position and duties the Swiss Labour Act is not applicable to the Employment. The Employee shall therefore have no entitlement to additional

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compensation for any such extra work (overtime, extra hours, Sunday work, work on public holidays, or night work). All such extra and overtime work is already compensated by the Base Salary according to Section 11.1 and the vacation days exceeding the statutory minimum.

16.Vacation

The Employee is entitled to 25 business days of vacation per calendar year (for a 100% stint). The 5 additional days of vacation granted exceeding the statutory minimum entitlement of 20 days shall be granted expressly as compensation for any overtime worked and may be offset against any time off entitlements. In the case of part-time work, this entitlement shall be reduced in proportion to the level of employment.

The Company has the right to determine by giving 3 (three) months’ advance notice when the Employee shall take vacation days. In exceptional situations, this advance notice period is shortened to up to one week. Nevertheless, the Company will consider wishes of the Employee. If the Employee requests to take vacation, the Employee shall, reasonably prior to the intended vacation, inform the responsible executive. In any event the Employee shall provide for suitable internal representation during the Employee’s vacation.

For the year in which the Employment begins or ends, the vacation entitlement is calculated pro rata temporis.

The Employee shall take the most recent vacation credit.

It is the Employee’s duty to refund to the Company any vacation salary received for vacation days in excess of the vacation entitlement of the Employee.

The Employee shall take vacation days within the calendar year for which such entitlement accrues. The Employee shall not, without prior consultation and approval of the Company and/or the responsible executive, roll such days over to the subsequent calendar year.

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17.	Public Holidays and Short Absences
17.1.	Public Holidays

The Employee is not obliged to work on federal and cantonal public holidays at the primary place of work. The Employee is not entitled to any compensation whether in cash or in kind for such public holidays when such public holidays are on weekends.

17.2.	Short Absences

Upon request, the Employee shall in particular be granted the following hours or days off without deduction from the salary, provided that they necessarily fall within working hours:

–	Marriage of Employee:	2 days
–	Attendance of wedding of a family
	member or close relative:	1 day
–	Moving:	1 day
–	Medical or dental care (if not possible to attend outside
	working hours):	as required
–	Public duties (if not possible to attend outside
	working hours):	as required
–	Death or illness of:

–	close family member or person
	living in the same household:	3 days
–	other family member:	2 days
–	close relative:	1 day

Such absences shall not be grounds for a deduction of the Employee’s entitlements to the Base Salary or vacation days, unless the absence exceeds the time period as set forth above.

18.	Incapacity to Work and Insurances

The Employee shall notify the Company immediately about any incapacity to work and its probable duration, stating the respective reasons.

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18.1.	Medical Certificate

If the Employee's incapacity to work due to illness or accident exceeds three business days, the Employee shall without request by the Company furnish a medical certificate in an ongoing Employment. The Company reserves the right to request a medical certificate even in the event of a shorter duration of incapacity to work. If the Employment has been terminated, the Employee shall in any case be obliged to furnish a medical certificate to the Company from the first day of incapacity to work. In all cases of illness and accident, the Company is entitled to ask the Employee to be examined by an independent medical examiner at the Company’s expense.

18.2.	Salary in case of Employee’s Incapacity to Work

If the Employee, for reasons inherent in the Employee’s person, such as illness, accident or pregnancy, is by no fault of the Employee’s own prevented from performing the work, the Company shall pay the corresponding salary normally due to the Employee according to the Zurich scale, provided that the Employment has existed for more than three months.

Various reasons for incapacity to work in the same year of service, including waiting periods compensated by the Company before any insurance commences, shall be added together. The Company's obligation to continue to pay the Employee’s salary shall in any case end with the Employment.

The Company reserves the right, at its own discretion, to take out daily sickness benefits insurance for the benefit of the Employee, the premiums for which shall be borne one half each by the Company and the Employee. If a daily sickness benefits insurance will be concluded, the Employee will be provided with the details of such insurance coverage. If a daily sickness benefits insurance is in place, the insurance benefits will replace the statutory duty of the Company to continue to pay the Employee’s salary completely. The benefits of the daily sickness benefits insurance shall be governed exclusively by the relevant provisions of the respective insurance company.

18.3.	Occupational and Non-occupational Accidents

If the Employee works for the Company for an average of less than 8 hours per week, the Employee is only insured for certain medical expenses for

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occupational accidents. However, if the Employee works for the Company for an average of more than 8 hours per week, the Employee is insured for certain medical expenses for both occupational and non-occupational accidents. Premiums for occupational accident insurance, occupational sickness insurance and non-occupational accident insurance are paid by the Company.

18.4.	Health Insurance (Illness)

Health insurance is compulsory in Switzerland and needs to be obtained by the Employee. Upon receipt of the respective costs, the Company will cover the costs of the Employee’s health insurance up to a maximum of CHF 400 per month.

18.5.	Pension Plan

Provided that the Employee meets the regulatory requirements, the Employee is, through a pension plan (the Pension Plan), insured against the economic consequences of retirement, disability and death.

The Employee will be covered by the Pension Plan as amended from time to time.

The Company commits to providing a pension contribution of 5% of the Employee’s Base Salary, or minimum requirements under Swiss employment law, whichever is greater.

19.	Intellectual Property Rights and Work Results

The Company shall own all work results (including but not limited to data, know-how, documentation, concepts, drafts, inventions, works, applications, software, etc.) and all intellectual property rights therein, irrespective of their protectability under the applicable law, (including but not limited to trademarks, patents, designs, and copyrights) (the foregoing all together “Work Results”) created by the Employee in the course of the Employment (regardless of whether within or outside agreed office or workplaces and within or outside working hours).

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All such Work Results shall vest automatically in the Company upon their creation. If the Company has not become the automatic owner of the Work Results and/or if the Work Results are not transferred to the Company by law, the Employee is obliged to irrevocably transfer and assign and hereby transfers and assigns said Work Results to the Company. If such Work Product cannot be transferred to the Company for any reason whatsoever, the Employee grants the Company an exclusive, worldwide, transferable, unlimited, irrevocable, sub-licensable and royalty-free license to use and exploit the Work Result.

Further, the Employee waives the right (i) to be mentioned as inventor, author or creator of a Work Result, (ii) to object to any change, modification, revision, translation or alteration of the Work Result or (iii) to determine the first publication of any Work Result.

The Employee is obliged to take all steps reasonably requested by the Company in order to fulfil the Employee’s obligations according to the above sections. This obligation continues even after termination of the Employment.

If Employee has created the Work Result with the assistance of another individual or legal entity that is not legally or contractually obliged to transfer the Work Result to the Company, the Employee ensures to take the required actions to have such third party’s share in the Work Result transferred to the Company or (if a transfer is not possible) to have it licensed to the Company according to the terms above. In addition, the Employee ensures that the third party waives the right (i) to be mentioned as inventor, author or creator of a Work Result, (ii) to object to any change, modification, revision, translation or alteration of the Work Result or (iii) to determine the first publication of any Work Result.

Compensation for the transfer or licensing of any and all Work Results according to the above sections, in particular intellectual property rights and/or licensing rights, is included in the Employee’s Base Salary according to Section 11.1.

If a Work Result is created by the Employee in the course of the Employment but outside of the duties under the Employment Agreement, the Employee shall immediately inform the Company thereof in writing. The Company shall have the right to acquire ownership of such Work Result for a reasonable additional compensation, provided that the Company notifies the Employee in writing of its will to exercise this option within six (6) months as of the Employee’s notice of the creation of the Work Result.

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20.	Data Protection

The Company informs the Employee about the processing of the Employee’s personal information in a privacy notice (Personal Data).

The Company may amend the privacy notice and respective policies at any time.

21.	Non-Competition and Non-Solicitation

21.1.	Non-Competition during Employment

The Employee shall refrain from competing with the Company during the Employment, i.e. the Employee is obliged in particular not to:

–

directly or indirectly, once, occasionally or professionally, under the Employee’s name or under a third-party name, on behalf of the Employee’s own or on behalf of third parties’ account compete with the Company or any Group Company; or

–

engage in any way in any enterprise competing with the Company or any Group Company, and the Employee also agrees not to found, assist or promote any business being active in the same line of business as the Company or any Group Company.

Any solicitation or referral of clients and/or employees of the Company or any Group Company is prohibited.

In the event of a breach of this non-competition or non-solicitation obligation as set out in this Section 21.1, the Employee agrees to pay to the Company a disciplinary penalty equal to one (1) month's Base Salary as set out in Section 10.1 (including salary increases as granted from time to time) for each breach.

21.2.	Post-Contractual Non-Competition

The Employee agrees that for a period of 12 months after termination of the Employment the Employee will neither:

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–

directly or indirectly, once, occasionally or professionally, under the Employee’s name or under a third-party name, on behalf of the Employee’s own or on behalf of third parties’ account compete with the Company or any Group Company; nor

–

engage in any way in any enterprise competing with the Company or any Group Company, and the Employee also agrees not to found, assist or promote any business being active in the same line of business as the Company or any Group Company.

This non-competition obligation shall apply to the whole territory for which the Employee was responsible during the Employment and/or to the whole territory in which the Employee was working with products of the Company or any Group Company during the Employment, but at least to the territory of Switzerland, the US and the UK and the Swiss, US and UK market.

21.3.	Post-Contractual Non-Solicitation

For a period of 12 months after termination of the Employment the Employee shall abstain directly or indirectly from:

(i)	enticing away, soliciting or interfering with any personnel from the Company or any Group Company with whom the Employee was in contact during the Employment; or
(ii)

enticing away, soliciting or interfering with clients or contacts of the Company or any Group Company with whom the Employee was in contact during the last three years prior to termination of the Employment or about whom the Employee gained knowledge during the Employment.

21.4.	Penalty

If the Employee violates the post-contractual non-competition obligation according to Section 21.2, the Employee shall pay to the Company a penalty in the amount of six monthly Base Salaries according to Section 11.1 (including salary increases as granted from time to time) for each violation.

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If the Employee violates the post-contractual non-solicitation obligation with respect to co-workers according to Section 21.3(i), the Employee shall pay the Company a penalty of two monthly Base Salaries according to Section 11.1 (incl. salary increases as granted from time to time) for each violation.

If the Employee violates the post-contractual non-solicitation obligation with respect to clients according to Section 21.3(ii), the Employee shall pay to the Company a penalty in the amount of three monthly Base Salaries according to Section 11.1 (including salary increases as granted from time to time) for each violation.

If the breach consists in non-authorized participation in a competing company or in entering into a long-term obligation (such as an employment, service, agency or consultant contract), the penalty shall be increased by the amount of the last monthly Base Salary according to Section 11.1 (including salary increases as granted from time to time) for each month or part thereof in which the breach continues (the Continuous Breach).

Multiple breaches of the obligations pursuant to Sections 21.2 and/or 21.3each trigger separate penalties, if necessary several times within one month. If individual breaches occur within a Continuous Breach, they shall be covered by the penalty which has to be paid for the Continuous Breach.

The payment of the penalty does not release the Employee from the obligation to comply with the non-competition and/or non-solicitation obligations. The Company shall be entitled to seek injunctive measures or any other type of immediate relief to stop the infringement as soon as possible, regardless of whether any penalty is offered or paid.

The Company is at any time entitled to demand the elimination of the violating condition and in particular to prohibit the Employee from taking up or continuing any employment or other activity that violates this non-competition and non-solicitation clause (Realexekution).

Further, the Company reserves the right to claim compensation for damages (in addition to the penalty or penalties).

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22.	Confidentiality

The Employee will have access to confidential and proprietary information relating to the business and operations of the Company, any Group Companies and their clients, in particular to business and manufacturing secrets. Such confidential and proprietary information constitutes a unique and valuable asset of the Company and any Group Companies and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company or any Group Company, would cause irreparable harm to the Company.

The Employee is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly for any purpose other than for the sole benefit of the Company or any Group Company disclose or permit to be disclosed to any third party any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

The Employee may not make any statement to the media, as far as the Employee is not authorized to do so by the Company and/or the responsible executive.

In the event the Employee breaches the obligations pursuant to this Section a disciplinary penalty of one monthly Base Salary according to Section 11.1 (including salary increases as granted from time to time) shall be owed by the Employee to the Company for each breach.

However, the payment of the penalty does not release the Employee from further complying with the confidentiality obligation.

The Company reserves the right to claim compensation for damages in addition to the penalty.

23.	Miscellaneous

This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications

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concerning the subject matter hereof, in particular the offer letter dated 1 August 2022 and the former employment agreement concluded between the Company (in formation) and the Employee on 26/28 September 2022.

Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement. In the same way shall be proceeded if a contractual gap appears.

Any amendments or supplementation of this Employment Agreement shall require written form and must be signed by both Parties. The written form may be dispensed only in writing.

This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

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Signatures

/s/ William Enright

Vaccitech Switzerland GmbH (Company)

23 January, 2023

Place, date	Name: William Enright

Title: Director

/s/ Nadege Pelletier
Employee

23 January, 2023

Place, date	Nadege Pelletier

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